FREE WRITING PROSPECTUS

FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO.: 333-141638

CMBS NEW ISSUE: LBUBS 08-C1                 ** PUBLIC CLASSES / PXNG

SPREADS **

LEAD MGR: LEHMAN  CO-LEAD: UBS  C0-MGR: B of A

TIMING:  PRICING AT 2:30

PRICING

CLASS   SIZE(MM)  S&P/MDY    A/L    PRIN WINDOW    C/E     BENCH

SPREAD

A-1      47.990   AAA/Aaa    2.88   05/08-04/13   30.000%  SWAPS    +215

A-AB     50.023   AAA/Aaa    6.77   04/13-09/16   30.000%  SWAPS    +225

A-2     506.964   AAA/Aaa    9.44   09/16-02/18   30.000%  SWAPS    +190

A-M     100.711   AAA/Aaa    9.86   02/18-03/18   20.000%  SWAPS    +325

A-J      69.239   AAA/Aaa    9.88   03/18-03/18   13.125%  SWAPS    +535

   - Loan Sellers:  LEH 48.7%, UBS 51.3%

   - Collateral:    62 loans / 75 properties   DSCR: 1.47X,  LTV 63.7%

   - Prop Types:    RT 43.5%, OF 23.2%, HTL 13.4%, MU 12.6%, IND 4.1%,

                    MF 1.6%, OTHER 1.1%, SS 0.3%

   - Geographics:   MD 18.9%, IN 15.6%, AL 9.0%, NC 8.5%, FL 7.6%

   - Top 10%:       63.7%

   - Inv. Grade %:  27.5%

   - Special Svcr:  CWCapital

THE DATE OF THIS FREE WRITING PROSPECTUS IS April 17, 2008

UPDATE to Free Writing Prospectus dated April 9, 2008 which refers to itself internally as “this offering prospectus” and the printed version of which consists of approximately 274 pages, exclusive of the exhibits and annexes thereto (the “Initial FWP”)

LB-UBS Commercial Mortgage Trust 2008-C1, Commercial Pass-Through Certificates, Series 2008-C1

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-141638) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com.

DEFINITIONS

Capitalized terms used but not defined in this free writing prospectus have the respective meanings assigned to those terms in the Initial FWP.

COLLATERAL UPDATE

Regarding the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to the Initial FWP as Kettering Tower, which mortgage loan will represent 2.8% of the Initial Mortgage Pool Balance, the Occupancy Rate of the Kettering Tower Mortgaged Property is 69.6%, the Cut-off Date U/W NCF DSCR is 1.48x and the U/W NCF DSCR is 1.24x, based on the Kettering Tower ground floor tenant, Chantille’s Restaurant, having vacated its premises and ceased the payment of rent under its lease.